Exhibit 1.1

Articles of Incorporation of ABB Ltd, Zurich

as of April 25, 2013

This is a translation of the original German version. In case of any discrepancy, the German version shall prevail.

Section 1: Name, Place of Incorporation, Purpose and Duration

Name, Place of Incorporation

Article 1

Under the name

ABB Ltd

ABB AG

ABB SA

there exists a corporation with its place of incorporation in Zurich.

Purpose

Article 2

1        The purpose of the Company is to hold interests in business enterprises, particularly in enterprises active in the areas of industry, trade and services.

2        The Company may acquire, encumber, exploit or sell real estate and intellectual property rights in Switzerland and abroad and may also finance other companies.

3        The Company may engage in all types of transactions and may take all measures that appear appropriate to promote, or that are related to, the purpose of the Company.

Duration

Article 3

The duration of the Company shall be unlimited.

Section 2: Share Capital

Share Capital

Article 4

1        The share capital of the Company is CHF 2,384,185,561.92 and is divided into 2,314,743,264 fully paid registered shares. Each share has a par value of CHF 1.03.

2        Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares.

Contingent Share Capital

Article 4bis

1        The share capital may be increased in an amount not to exceed CHF 216,300,000 through the issuance of up to 210,000,000 fully paid registered shares with a par value of CHF 1.03 per share,

a) up to the amount of CHF 206,000,000 through the exercise of conversion rights and/or warrants granted in connection with the issuance on national or international capital markets of newly or already issued bonds or other financial market instruments by the Company or one of its group companies, and

b) up to the amount of CHF 10,300,000 through the exercise of warrant rights granted to the shareholders by the Company or one of its group companies. The Board of Directors may grant warrant rights not taken up by shareholders for other purposes in the interest of the Company.

The pre-emptive rights of the shareholders shall be excluded in connection with the issuance of convertible or warrant-bearing bonds or other financial market instruments or the grant of warrant rights. The then current owners of conversion rights and/or warrants shall be entitled to subscribe for the new shares. The conditions of the conversion rights and/or warrants shall be determined by the Board of Directors.

2        The acquisition of shares through the exercise of conversion rights and/or warrants and each subsequent transfer of the shares shall be subject to the restrictions of art. 5 of these Articles of Incorporation.

3        In connection with the issuance by the Company or one of its group companies of convertible or warrant-bearing bonds or other financial market instruments, the Board of Directors shall be authorized to restrict or deny the advance subscription rights of shareholders if such issuances are for the purpose of financing or refinancing the acquisition of an enterprise, parts of an enterprise, participations or new investments or the issuance on national or international capital markets. If advance subscription rights are denied by the Board of Directors, the following shall apply: the convertible or warrant-bearing bonds or other financial market instruments shall be issued at the relevant market conditions and the new shares shall be issued pursuant to the relevant market conditions taking into account the share price and/or other comparable instruments having a market price. Conversion rights may be exercised during a maximum 10-year period, and warrants may be exercised during a maximum 7-year period, in each case from the date of the respective issuance. The advance subscription rights of the shareholders may be granted indirectly.

4        The share capital may be increased in an amount not to exceed CHF 96,859,964 through the issuance of up to 94,038,800 fully paid registered shares with a par value of CHF 1.03 per share by the issuance of new shares to employees of the Company and group companies. The pre-emptive and advance subscription rights of the shareholders of the Company shall thereby be excluded. The shares or rights to subscribe for shares shall be issued to employees pursuant to one or more regulations to be issued by the Board of Directors, taking into account performance, functions, levels of responsibility and profitability criteria. Shares or subscription rights may be issued to employees at a price lower than that quoted on the stock exchange.

5        The acquisition of shares within the context of employee share ownership and each subsequent transfer of the shares shall be subject to the restrictions of art. 5 of these Articles of Incorporation.

Authorized Share Capital

Article 4ter

1        The Board of Directors shall be authorized to increase the share capital in an amount not to exceed CHF 206,000,000 through the issuance of up to 200,000,000 fully paid registered shares with a par value of CHF 1.03 per share by not later than April 29, 2015. Increases in partial amounts shall be permitted.

2        The subscription and acquisition of the new shares, as well as each subsequent transfer of the shares, shall be subject to the restrictions of art. 5 of these Articles of Incorporation.

3        The Board of Directors shall determine the date of issue of new shares, the issue price, the type of payment, the conditions for the exercise of pre-emptive rights, and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a banking institution, a syndicate or another third party with a subsequent offer of these shares to the shareholders. The Board of Directors may permit pre-emptive rights that have not been exercised to expire or it may place these rights and/or shares as to which pre-emptive rights have been granted but not exercised, at market conditions or use them for other purposes in the interest of the Company.

4        The Board of Directors is further authorized to restrict or deny the pre-emptive rights of shareholders and allocate such rights to third parties if the shares are to be used:

a) for the acquisition of an enterprise, parts of an enterprise, or participations, or for new investments, or, in case of a share placement, for the financing or refinancing of such transactions; or

b) for the purpose of broadening the shareholder constituency in connection with a listing of shares on domestic or foreign stock exchanges.

Share Register and Restrictions on Registration, Nominees

Article 5

1        The Company shall maintain a share register listing the surname and first name (in the case of legal entities, the company name) and address of the holders and usufructuaries of the registered shares.

2        Acquirors of registered shares shall be registered upon request in the share register as shareholders with the right to vote, provided that they expressly declare that they acquired the registered shares in their own name and for their own account.

3        If persons fail to expressly declare in their registration applications that they hold the shares for their own account (the “Nominees”), the Board of Directors shall enter such persons in the share register with the right to vote, provided that the Nominee has entered into an agreement with the Board of Directors concerning his status and is subject to a recognized bank or financial market supervision.

4        After hearing the registered shareholder or Nominee, the Board of Directors may cancel registrations in the share register, retroactive to the date of registration, if such registrations were made based on incorrect information. The relevant shareholder or Nominee shall be informed immediately as to the cancellation.

5        The Board of Directors shall regulate the details and issue the instructions necessary for compliance with the preceding provisions. In special cases, it may grant exemptions from the rule concerning Nominees. The Board of Directors may delegate its duties.

6        Notwithstanding paras. 2—4 of this article, acquirors of registered shares may be registered in the share register with Värdepapperscentralen VPC AB (“VPC”) in accordance with Swedish law.

Share Certificates and Intermediated Securities

Article 6

1        The Company may issue its registered shares in the form of single certificates, global certificates and uncertificated securities. Under the conditions set forth by statutory law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost of any such conversion.

2        If registered shares are issued in the form of single certificates or global certificates, they shall bear the signatures of two members of the Board of Directors. These signatures may be facsimile signatures.

3        The shareholder has no right to demand a conversion of the form of the registered shares. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register.

4        Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment.
A security interest in any such intermediated securities also cannot be granted by way of assignment.

5        Uncertificated registered shares registered with Euroclear Sweden AB may be pledged in accordance with Swedish law.

Exercise of Rights

Article 7

1        The Company shall only accept one representative per share.

2       The right to vote and rights relating thereto under a registered share may be exercised vis-à-vis the Company only by a shareholder, usufructuary or Nominee registered in the share register with the right to vote.

Dividend Access Facility

Article 8

1        The Company has established a dividend access facility under which shareholders who are resident in Sweden have the option to be registered with VPC as holders of a total of up to 600,004,716 registered shares of the Company, with suspended dividend entitlement. The claim to dividends against the Company on such registered shares shall be suspended as long as such registered shares are registered with VPC. In lieu thereof, on each such registered share, an amount equivalent to the dividend resolved on a registered share of the Company shall be paid in Swedish kronor by ABB Norden Holding AB based on the dividend entitlement on a preference share.

2        In deciding on the appropriation of dividends, the General Meeting of Shareholders shall take into account that the Company will pay dividends only on shares that do not participate in the dividend access facility.

Section 3: Corporate Bodies

A. General Meeting of Shareholders

Competence

Article 9

The General Meeting of Shareholders is the supreme body of the Company.

Ordinary General Meetings

Article 10

The Ordinary General Meeting of Shareholders shall be held each year within six months after the close of the fiscal year of the Company; the business report and the Auditors’ report, together with the Group Auditors’ report, shall be made available for inspection by the shareholders at the place of incorporation of the Company by no later than twenty days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents. Shareholders will be notified of this in writing.

Extraordinary General Meetings

Article 11

1        Extraordinary General Meetings of Shareholders shall be held when deemed necessary by the Board of Directors or the Auditors.

2        Furthermore, Extraordinary General Meetings of Shareholders shall be convened upon resolution of a General Meeting of Shareholders or if this is requested by one or more shareholders who represent an aggregate of at least one-tenth of the share capital and who submit a petition signed by such shareholder(s), specifying the items for the agenda and the proposals.

Notice of General Meetings

Article 12

1        Notice of General Meetings of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditors, by no later than twenty days prior to the meeting date. Notice of the meeting shall be given by way of an announcement appearing once in the official publication organ of the Company. Shareholders may also be informed by ordinary mail. Liquidators and representatives of bondholders shall also be entitled to call a General Meeting of Shareholders.

2        The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and of the shareholders who demanded that a General Meeting of Shareholders be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.

Agenda

Article 13

1        One or more shareholders whose combined shareholdings represent an aggregate par value of at least CHF 412,000 may demand that an item be included on the agenda of a General Meeting of Shareholders. Such inclusion must be requested in writing at least forty days prior to the meeting and shall specify the agenda items and proposals of such shareholder(s).

2        No resolutions may be passed at a General Meeting of Shareholders concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a General Meeting of Shareholders to convene an Extraordinary General Meeting of Shareholders or to initiate a special audit.

3        No previous notification shall be required for proposals concerning items included on the agenda and for debates as to which no vote is taken.

Presiding Officer, Minutes, Vote Counters

Article 14

1        The General Meeting of Shareholders shall be held at the place of incorporation of the Company, unless the Board of Directors decides otherwise. The Chairman of the Board or, in his absence, a Vice-Chairman or any other Member appointed by the Board, shall take the chair.

2        The presiding officer shall appoint the secretary and the vote counters. The minutes shall be signed by the presiding officer and the secretary.

3        The presiding officer shall have all powers and authority necessary to ensure the orderly and undisturbed conduct of the General Meeting of Shareholders.

Proxies

Article 15

1        The Board of Directors shall issue procedural rules regarding participation in and representation at the General Meeting of Shareholders.

2        A shareholder may be represented only by his legal representative, another shareholder with the right to vote, a corporate body (Organvertreter), an independent proxy (unabhängiger Stimmrechtsvertreter), or a depositary (Depotvertreter). All shares held by one shareholder may be represented by only one representative.

Voting Rights

Article 16

Subject to art. 5 para. 2 of these Articles of Incorporation, each share shall grant the right to one vote.

Resolutions, Elections

Article 17

1        Unless otherwise required by law, the General Meeting of Shareholders shall pass resolutions and decide elections upon an absolute majority of the votes represented.

2        Resolutions and elections shall be decided by a show of hands, unless a secret ballot is resolved by the General Meeting of Shareholders or is ordered by the presiding officer. The presiding officer may also arrange for resolutions and elections to be carried out by electronic means. Resolutions and elections carried out by electronic means are deemed to have the same effect as secret ballots.

3        The presiding officer may at any time order that an election or resolution decided by a show of hands be repeated through a secret ballot if, in his view, the results of the vote are in doubt. In this case, the preceding decision by a show of hands shall be deemed to have not occurred.

4        If the first ballot fails to result in an election and more than one candidate is standing for election, the presiding officer shall order a second ballot in which a relative majority shall be decisive.

Specific Powers of the General Meeting

Article 18

The following powers shall be vested exclusively in the General Meeting of Shareholders:

a)    adoption and amendment of the Articles of Incorporation;

b)    election of the members of the Board of Directors, the Auditors, the Group Auditors and the Special Auditors;

c)     approval of the annual report and the consolidated financial statements;

d)    approval of the annual financial statements and deciding on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

e)     granting discharge to the members of the Board of Directors and the persons entrusted with management;

f)      passing resolutions as to all matters reserved to the authority of the General Meeting by law or under these Articles of Incorporation or that are submitted to the General Meeting by the Board of Directors, subject to art. 716a Swiss Code of Obligations.

Special Quorum

Article 19

The approval of at least two-thirds of the votes represented shall be required for resolutions of the General Meeting of Shareholders with respect to:

a)    a modification of the purpose of the Company;

b)    the creation of shares with increased voting powers;

c)     restrictions on the transfer of registered shares and the removal of such restrictions;

d)    restrictions on the exercise of the right to vote and the removal of such restrictions;

e)     an authorized or conditional increase in share capital;

f)      an increase in share capital through the conversion of capital surplus, through an in-kind contribution or in exchange for an acquisition of property, and a grant of special benefits;

g)     the restriction or denial of pre-emptive rights;

h)    a transfer of the place of incorporation of the Company;

i)        the dissolution of the Company.

B. Board of Directors

Number of Directors

Article 20

The Board of Directors shall consist of no less than 7 and no more than 13 members.

Term of Office

Article 21

1        The term of office of the members of the Board of Directors shall be one year. In this regard, one year shall mean the period between two Ordinary General Meetings of Shareholders.

2        Members of the Board of Directors whose terms of office have expired shall be immediately eligible for re-election.

Organization of the Board, Remuneration

Article 22

1        The Board of Directors shall elect from among its members one Chairman. It shall appoint a secretary who need not be a member of the Board.

2        The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interests of the Company, as well as remuneration for their services that is appropriate in view of their functions and responsibilities. The amount of the remuneration shall be fixed by the Board of Directors or a committee of the Board of Directors.

Convening of Meetings

Article 23

The Chairman shall convene meetings of the Board of Directors if and when the need arises or whenever a member or the chief executive officer so requests in writing.

Resolutions

Article 24

1        In order to pass resolutions, at least a majority of the members of the Board of Directors must be present. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of capital increases or for the amendment of the Articles of Incorporation in connection therewith.

2        Resolutions of the Board of Directors shall be adopted upon a majority of the votes cast. In the event of a tie, the Chairman shall have the casting vote.

3        Resolutions may be passed by way of circulation (in writing), provided that no member requests oral deliberation.

Specific Powers of the Board

Article 25

1 The Board of Directors has, in particular, the following nondelegable and inalienable duties:

a)    the ultimate direction of the business of the Company and the issuance of the necessary instructions;

b)    the determination of the organization of the Company;

c)     the administration of accounting, financial control and financial planning;

d)    the appointment and removal of the persons entrusted with management and representation of the Company;

e)     the ultimate supervision of the persons entrusted with management of the Company, specifically in view of their compliance with law, these Articles of Incorporation, the regulations and directives;

f)      the preparation of business reports, the preparations for the General Meetings of Shareholders and the implementation of the resolutions adopted by the General Meetings of Shareholders

g) the adoption of resolutions concerning an increase in share capital to the extent that such power is vested in the Board of Directors (art. 651 para. 4 Swiss Code of Obligations) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Incorporation, as well as making the required report on the capital increase;

h)    the examination of the professional qualifications of the qualified auditors;

i)        notification of the court if liabilities exceed assets.

2        In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the authority of the General Meeting of Shareholders by law or under these Articles of Incorporation.

Delegation of Powers

Article 26

Subject to art. 25 of these Articles of Incorporation, the Board of Directors may delegate management of the Company in whole or in part to individual directors or to third persons (Executive Committee) pursuant to regulations governing the internal organization.

Signature Power

Article 27

The due and valid representation of the Company by members of the Board of Directors or other persons shall be set forth in regulations governing the internal organization.

C. Auditors

Term, Powers and Duties

Article 28

1        The Auditors, which shall be elected by the General Meeting of Shareholders each year, shall have the powers and duties vested in them by law.

Section 4: Annual Financial Statements, Consolidated Financial Statements and Profit Allocation

Fiscal Year, Business Report

Article 29

1        The fiscal year shall close as of December 31 of each year, closing for the first time on December 31, 1999.

2        For each fiscal year, the Board of Directors shall prepare a business report including the annual financial statements (consisting of the profit and loss statements, balance sheet and notes to the financial statements), the annual report and the consolidated financial statements.

Allocation of Profit Shown on the Balance Sheet, Reserves

Article 30

1        The profit shown on the balance sheet shall be allocated by the General Meeting of Shareholders within the limits set by applicable law. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

2        Further reserves may be taken in addition to the reserves required by law.

3        Dividends that have not been collected within five years after their expiry date shall pass to the Company and be allocated to the general reserves.

Section 5: Announcements, Communications

Announcements, Communications

Article 31

1        The official publication organ of the Company shall be the Swiss Official Gazette of Commerce.

2        To the extent that personal notification is not mandated by law, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register.